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Sutherland Asbill & Brennan LLP letterhead



October 8, 1999



Southern Farm Bureau Life Insurance Company
1401 Livingston Lave
Jackson, Mississippi  39213

Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Pre-Effective Amendment No. 1 to the registration statement on Form N-4 for Southern Farm Bureau Life Variable Account (File Nos. 333-79865; 811-9371). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Stephen E. Roth

Stephen E. Roth, Esq.